Exhibit 99.1

234 Kingsley Park Drive Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	INVESTOR RELATIONS	MEDIA RELATIONS

(NYSE: UFS) (TSX: UFS)	Nicholas Estrela Director Investor Relations Tel.: 514-607-2240	David Struhs Vice-President Corporate Services and Sustainability Tel.: 803-802-8031

DOMTAR ANNOUNCES TEMPORARY IDLING OF PAPER CAPACITY TO ADDRESS COVID-19 RELATED BUSINESS IMPACT

Company to idle Kingsport, Tennessee mill and Ashdown, Arkansas A62 paper machine for three months

Fort Mill, SC, April 6, 2020 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced that it will temporarily idle the operations of its Kingsport, Tennessee mill and the A62 paper machine at its Ashdown, Arkansas mill for three months in response to the unforeseeable business conditions driven by the COVID-19 pandemic.

The temporary shutdown will reduce Domtar’s uncoated freesheet paper production capacity by approximately 144,000 short tons over the three months’ period. As a result, Domtar will lay off approximately 304 employees at its Kingsport mill and 142 employees at its Ashdown mill.

“The COVID-19 pandemic is having a negative impact on communication paper demand, with offices, businesses and schools still closed in a large part of our markets,” said John D. Williams, President and Chief Executive Officer. “Given the evolving market conditions, we are taking the appropriate steps to optimize our operations, which will ensure that we remain an agile, reliable partner to our customers. We regret the impact these temporary shutdowns will have on our Kingsport and Ashdown employees and their families, and we are doing everything we can to support them during this time.”

Domtar’s other facilities remain fully operational, and continues to ship products to all states and provinces without disruption. Domtar is committed to operating its business as efficiently as possible in order to meet the needs of its customers, while maintaining the health and safety of its employees.

For more details on how Domtar is responding to the COVID-19 pandemic, please visit the Business Continuity section of Domtar’s website.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and absorbent hygiene products. With approximately 10,000 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $5.2 billion and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

Forward-Looking Statements

Some of the statements in this news release are forward-looking statements. These forward-looking statements include statements about the duration of the idling of the uncoated freesheet paper production capacity, and the impact of the COVID-19 pandemic on our business and demand for our paper products. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should” and similar expressions. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any occur, what effect they will have on our results of operations or financial condition. Some of the factors that could materially affect our results of operations or financial condition include the COVID-19 pandemic; general economic and industry conditions affecting our paper business such as competition, demand for our paper products, and product pricing; as well as those identified under Item 1A. Risk Factors in Domtar’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made. Unless specifically required by law, Domtar Corporation disclaims any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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